EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

For immediate release

Brady Corporation Reports Fiscal 2017 First Quarter Results

•	Earnings per diluted Class A Nonvoting Common Share increased 18.9 percent to $0.44 in the first quarter of fiscal 2017 compared to $0.37 in the same quarter of the prior year.

•	Organic revenues declined 0.2 percent for the quarter ended October 31, 2016.

•	Net cash provided by operating activities was $34.0 million in the first quarter of fiscal 2017 and net debt was $49.7 million at October 31, 2016 providing flexibility for future investments.

MILWAUKEE (November 16, 2016)--Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2017 first quarter ended October 31, 2016.

Quarter Ended October 31, 2016 Financial Results:
Net earnings for the quarter ended October 31, 2016, increased 20.6 percent to $22.6 million compared to $18.7 million in the same quarter last year.
Earnings per diluted Class A Nonvoting Common Share increased 18.9 percent to $0.44 for the quarter ended October 31, 2016, compared to $0.37 in the same quarter last year.
Sales for the quarter ended October 31, 2016, decreased 1.0 percent to $280.2 million compared to $283.1 million in the same quarter last year. Total organic sales decreased 0.2 percent and foreign currency translation decreased sales by 0.8 percent. By segment, organic sales grew 0.7 percent in Identification Solutions and decreased 2.5 percent in Workplace Safety.

During the quarter ended October 31, 2016, the Company recast its historical segment financial information in response to two changes in its evaluation of segment financial performance.
First, the Company realigned certain businesses between its Workplace Safety segment and its Identification Solutions segment, resulting in increased revenues and segment profit in the Identification Solutions segment and equal and offsetting declines in revenues and segment profit in the Workplace Safety segment.
Second, the Company changed how it evaluates segment profit performance. Previously, administrative costs were excluded from the measure of segment profit. The Company’s evaluation of segment profit has been recast to include certain administrative costs within each of the segments, such as the cost of finance, information technology, human resources, and certain other administrative costs. Interest expense, investment and other income (expense), income taxes and certain corporate administrative expenses continue to be excluded when evaluating segment performance.
Included in the accompanying financial information are the recast segment results for fiscal 2016.

Commentary:
“The Brady team is focused on producing high-quality products, providing excellent customer service, developing efficient and effective manufacturing processes, pushing for efficiencies in our SG&A structure, and building a culture where local teams are empowered to own and are held accountable for their financial results. This focus is working as evidenced by our fifth consecutive quarter of year-on-year earnings growth,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “Looking to the remainder of this fiscal year, we do not see a clear catalyst to accelerate global economic growth. In an environment such as this, focus and execution are critical. Our top priorities remain unchanged, which are to serve our customers extremely well, to grow our pipeline of innovative new products, and to deliver operational efficiencies in every facet of our business. We believe that our consistent focus on our long-term strategy has positioned Brady to compete effectively and deliver improved results to our shareholders.”
“Although organic sales declined by 0.2 percent this quarter, profitability improved compared to last year as our focus on driving operational efficiencies and actively reducing our general and administrative structure provided financial benefits again this quarter. We also remain focused on the business fundamentals that drive cash generation in the short- and long-term. Cash provided by operating activities was $34.0 million this quarter and we finished with net debt of $49.7 million as of October 31, 2016 compared to net debt of $75.7 million at the beginning of the quarter,” said Brady’s Chief Financial Officer, Aaron Pearce. “As a result of our strong cash generation, our balance sheet provides significant flexibility for future investment and returning funds to our shareholders.”

Fiscal 2017 Guidance:
The Company’s earnings per diluted Class A Nonvoting Common Share guidance for the year ending July 31, 2017 remains unchanged at $1.55 to $1.70. Included in this guidance are organic sales ranging from a low single-digit decline to slightly positive growth for the year ending July 31, 2017, which is reflective of economic challenges in certain industrial markets and geographies, including North America. Offsetting this challenging revenue environment are ongoing efficiency gains in the Company’s manufacturing facilities and selling, general, and administrative expenses. This guidance is based upon foreign currency exchange rates as of October 31, 2016, a full-year income tax rate of approximately 27 percent to 29 percent, capital expenditures approximating $25 million, and depreciation and amortization expense of $30 million.

A webcast regarding Brady’s fiscal 2017 first quarter financial results will be available at www.bradycorp.com beginning at 9:30 a.m. Central Time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2016, employed approximately 6,500 people in its worldwide businesses. Brady’s fiscal 2016 sales were approximately $1.12 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; deterioration or instability in the global economy and financial markets; decreased demand for our products; Brady’s ability to retain large customers; risks associated with the loss of key employees; Brady’s ability to execute facility consolidations and maintain acceptable operational service metrics; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; litigation, including product liability claims; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; foreign currency fluctuations; potential write-offs of Brady’s substantial intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; Brady’s ability to meet certain financial covenants required by our debt agreements; numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2016.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited; Dollars in thousands, except per share data)

	Three months ended October 31,
	2016	2015
Net sales	$280,176	$283,073
Cost of products sold	139,818	143,724
Gross margin	140,358	139,349
Operating expenses:
Research and development	9,146	8,569
Selling, general and administrative	98,004	100,678
Total operating expenses	107,150	109,247

Operating income	33,208	30,102

Other (expense) income:
Investment and other (expense) income	(489)	(759)
Interest expense	(1,732)	(2,151)

Earnings before income taxes	30,987	27,192

Income tax expense	8,434	8,489

Net earnings	$22,553	$18,703

Net Earnings per Class A Nonvoting Common Share:
Basic	$0.45	$0.37
Diluted	$0.44	$0.37
Dividends	$0.21	$0.20

Net Earnings per Class B Voting Common Share:
Basic	$0.43	$0.35
Diluted	$0.42	$0.35
Dividends	$0.19	$0.19

Weighted average common shares outstanding (in thousands):
Basic	50,634	51,029
Diluted	51,455	51,089

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	October 31, 2016	July 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$166,301	$141,228
Accounts receivable—net	145,831	147,333
Inventories:
Finished products	61,616	64,313
Work-in-process	16,971	16,678
Raw materials and supplies	18,815	18,436
Total inventories	97,402	99,427
Prepaid expenses and other current assets	20,392	19,436
Total current assets	429,926	407,424
Other assets:
Goodwill	424,345	429,871
Other intangible assets	57,590	59,806
Deferred income taxes	23,032	27,238
Other	15,550	17,181
Property, plant and equipment:
Cost:
Land	7,267	5,809
Buildings and improvements	95,288	95,355
Machinery and equipment	255,544	256,549
Construction in progress	2,093	2,842
	360,192	360,555
Less accumulated depreciation	260,368	258,111
Property, plant and equipment—net	99,824	102,444
Total	$1,050,267	$1,043,964
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Notes payable	$5,354	$4,928
Accounts payable	58,011	62,245
Wages and amounts withheld from employees	49,510	45,998
Taxes, other than income taxes	7,373	7,403
Accrued income taxes	3,219	6,136
Other current liabilities	42,031	40,017
Total current liabilities	165,498	166,727
Long-term obligations, less current maturities	210,608	211,982
Other liabilities	60,107	61,657
Total liabilities	436,213	440,366
Stockholders’ investment:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 and 51,261,487 shares, respectively and outstanding 47,334,496 and 46,920,974 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	317,044	317,001
Earnings retained in the business	465,554	453,371
Treasury stock—3,926,991 and 4,340,513 shares, respectively of Class A nonvoting common stock, at cost	(97,840)	(108,714)
Accumulated other comprehensive loss	(66,914)	(54,745)
Other	(4,338)	(3,863)
Total stockholders’ investment	614,054	603,598
Total	$1,050,267	$1,043,964

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Three months ended October 31,
	2016	2015
Operating activities:
Net earnings	$22,553	$18,703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,234	8,889
Non-cash portion of stock-based compensation expense	3,155	2,596
Deferred income taxes	2,027	726
Changes in operating assets and liabilities:
Accounts receivable	(680)	(3,342)
Inventories	1,197	1,368
Prepaid expenses and other assets	(1,170)	(3,081)
Accounts payable and accrued liabilities	2,546	2,402
Income taxes	(2,869)	2,109
Net cash provided by operating activities	33,993	30,370

Investing activities:
Purchases of property, plant and equipment	(3,959)	(2,334)
Other	1,511	1,539
Net cash used in investing activities	(2,448)	(795)

Financing activities:
Payment of dividends	(10,370)	(10,183)
Proceeds from exercise of stock options	8,813	—
Purchase of treasury stock	—	(16,160)
Net proceeds (repayments) from borrowings on credit facilities	426	(2,738)
Debt issuance costs	—	(803)
Income tax on equity-based compensation, and other	(1,232)	(1,007)
Net cash used in financing activities	(2,363)	(30,891)

Effect of exchange rate changes on cash	(4,109)	(2,566)

Net increase (decrease) in cash and cash equivalents	25,073	(3,882)
Cash and cash equivalents, beginning of period	141,228	114,492

Cash and cash equivalents, end of period	$166,301	$110,610

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended	Three months ended				Year ended
	October 31, 2016	October 31, 2015	January 31, 2016	April 30, 2016	July 31, 2016	July 31, 2016
SALES TO EXTERNAL CUSTOMERS
ID Solutions	$201,264	$201,020	$189,780	$201,482	$203,229	$795,511
Workplace Safety	78,912	82,053	78,850	85,334	78,877	325,114
Total Company	$280,176	$283,073	$268,630	$286,816	$282,106	$1,120,625

SALES INFORMATION
ID Solutions
Organic	0.7%	(2.2)%	0.9%	(0.9)%	(0.6)%	(0.7)%
Currency	(0.6)%	(5.4)%	(4.6)%	(1.1)%	(1.2)%	(3.1)%
Total	0.1%	(7.6)%	(3.7)%	(2.0)%	(1.8)%	(3.8)%

Workplace Safety
Organic	(2.5)%	(2.2)%	(0.6)%	1.7%	(1.8)%	(0.7)%
Currency	(1.3)%	(9.8)%	(7.2)%	(0.9)%	(1.8)%	(5.0)%
Total	(3.8)%	(12.0)%	(7.8)%	0.8%	(3.6)%	(5.7)%

Total Company
Organic	(0.2)%	(2.2)%	0.4%	(0.1)%	(0.9)%	(0.7)%
Currency	(0.8)%	(6.6)%	(5.4)%	(1.1)%	(1.4)%	(3.7)%
Total	(1.0)%	(8.8)%	(5.0)%	(1.2)%	(2.3)%	(4.4)%

SEGMENT PROFIT
ID Solutions	$33,068	$25,431	$23,056	$31,898	$31,891	$112,276
Workplace Safety	6,450	9,382	6,296	6,012	9,102	30,792
Total	$39,518	$34,813	$29,352	$37,910	$40,993	$143,068

SEGMENT PROFIT AS A PERCENT OF SALES
ID Solutions	16.4%	12.7%	12.1%	15.8%	15.7%	14.1%
Workplace Safety	8.2%	11.4%	8.0%	7.0%	11.5%	9.5%
Total	14.1%	12.3%	10.9%	13.2%	14.5%	12.8%

	Three months ended	Three months ended				Year ended
	October 31, 2016	October 31, 2015	January 31, 2016	April 30, 2016	July 31, 2016	July 31, 2016
Total segment profit	$39,518	$34,813	$29,352	$37,910	$40,993	$143,068
Unallocated amounts:
Administrative costs	(6,310)	(4,711)	(5,763)	(7,126)	(7,590)	(25,190)
Investment and other (expense) income	(489)	(759)	(992)	721	321	(709)
Interest expense	(1,732)	(2,151)	(2,130)	(1,838)	(1,705)	(7,824)
Earnings before income taxes	$30,987	$27,192	$20,467	$29,667	$32,019	$109,345